Adamis Pharmaceuticals Corporation 8-K

Exhibit 10.1

May 18, 2022

Dennis J. Carlo, Ph.D.

P.O. Box 1176

Rancho Santa Fe, CA 92067

Re:    Separation Agreement and Release

Dear Dennis:

This letter agreement (this “Agreement”) sets forth the terms and conditions of your separation from employment with Adamis Pharmaceuticals Corporation (“Adamis” or the “Company”). Your separation from employment with the Company, and as an officer and employee of all subsidiaries of the Company, is effective as of May 18, 2022 (the “Last Day of Employment”).

Regardless of whether you sign this Agreement, the Company will pay to you your earned wages and any unused accrued vacation through your Last Day of Employment.

This letter will also serve to inform you of the terms of the Separation Payment and benefits which you may receive in connection with your separation from employment with the Company. However, the Company’s offer to pay you the Separation Payment or provide you with any other benefit based upon this Agreement shall expire upon the expiration of the Consideration Period (as that term is defined below). Should you accept this offer by signing this Agreement during the Consideration Period and not revoke your acceptance during the Revocation Period (as that term is defined below), the Company will provide you with the consideration in this Agreement, including without limitation providing you with the Separation Payment (as that term is defined below).

AGREEMENT

In consideration of the mutual covenants and promises set forth in this Agreement, you and the Company agree as follows:

1.            Separation Date; Resignation from Board; Characterization of Separation; Coordination of Communications. Your separation from employment with the Company and all subsidiaries is effective as of the Last Day of Employment. Pursuant to Section 3(g) of your Employment Agreement, you shall be deemed to have resigned voluntarily from the board of directors of the Company (the “Board”) and any Committee of the Board, and from the board of directors (and any committee thereof) of all subsidiaries of the Company upon your Last Day of Employment.

You acknowledge and agree that, between the date you sign this Agreement and the Last Day of Employment, you will in good faith respond to, assist, and/or otherwise cooperate with the Company and/or outside counsel regarding: (i) your employment with the Company; (ii) the duties and responsibilities of your position; and/or (iii) any other reasonable work-related topic, issue, concern, question, or inquiry, as the Company may, in its good faith sole discretion, deem reasonably necessary, including but not limited to completing and executing any SEC filings, as well as transitioning your employment duties and responsibilities.

Upon receipt of this Agreement as executed by you and the expiration of the Revocation Period (as that term is defined below), the Company shall characterize your separation from employment as a voluntary resignation. Notwithstanding the foregoing, you acknowledge and agree that except as provided in this Agreement, you are not entitled to, nor shall the Company provide, any severance or other benefits that may be provided for pursuant to the employment agreement executed by and between you and the Company effective as of dated December 31, 2015 (the “Employment Agreement”) including but not limited to those benefits set forth in Section 3 of the Employment Agreement.

The parties acknowledge and agree that they shall work together in good faith to coordinate internal and external communications concerning your separation from employment. Subject to, and notwithstanding, the terms of this Agreement, if you and/or the Company is asked about your separation from employment with the Company, the parties shall agree on the material content to be included in a press release issued by the Company regarding your separation. Notwithstanding the foregoing, nothing in this paragraph shall prevent the Company from making truthful statements as (including with regards to the terms of this Agreement) as is reasonably necessary in the ordinary course of business, or as shall be required under applicable law, subpoena, or the like, or as shall be permitted hereunder and to enforce or effectuate the terms of this Agreement.

2.           Separation Payment; Stock Options. In consideration for your signing and not revoking this Agreement, the Company agrees that it will pay you a separation payment in a gross amount equal to $1,433,000.00 (the “Separation Payment”). All applicable tax withholding and other lawful deductions will be taken from the gross amount of the Separation Payment. The Separation Payment will be made by direct deposit and will be reported to taxing authorities as wage income on an IRS Form W-2 and any applicable state or local equivalent form(s). Subject to the terms and conditions of the Consideration and Revocation Periods set forth below, the Separation Payment will be made in one installment within fourteen (14) days after the Last Day of Employment and after the expiration of the Revocation Period.

The parties acknowledge and agree that, except as expressly set forth herein, nothing contained in this Agreement shall be construed as a representation, warranty, or statement, whether direct or implied, by Adamis regarding your entitlement, if any, to post-employment benefits, including but not necessarily limited to pension, disability, or unemployment insurance benefits, from any entity, organization, or provider, or from any federal, state, or local agency. You acknowledge and agree that, except as expressly set forth herein, neither the Company, nor any employee or agent thereof, has proffered to you, whether in writing or otherwise, any such representations, warranties, or statements, and that you have not relied upon any such representations, warranties, or statements in entering into and performing under this Agreement.

In further consideration for your signing and not revoking this Agreement, the Company shall pay you a gross amount equal to the reasonable actual legal expenses incurred in reviewing and finalizing this agreement (“Legal Expense Allowance”). Notwithstanding the foregoing, and except as set forth in this paragraph and in Section 22 of this Agreement, you acknowledge and agree that the Adamis Releasees (as that term is defined below) have no obligation with respect to the payment of any of your attorneys’ fees or legal costs, if any, whether in connection with this matter or otherwise. You further acknowledge and agree that, except as set forth in this paragraph and in Section 22 of this Agreement, you shall protect, indemnify, defend, and hold harmless the Adamis Releasees from and against any and all liability or claims (including attorneys’ fees and costs to defend against any claim) imposed or asserted, as applicable, against any of the Adamis Releasees for their failure to pay any portion of the Separation Payment or any other monies to any attorney who has represented you in connection with your actual, threatened, or potential claims against any of the Adamis Releasees. Notwithstanding the foregoing, nothing herein shall preclude you from exercising your rights against the Company should it fail to comply with its obligations under this Section 2 of the Agreement. You expressly acknowledge and agree that the Company’s provision of the Legal Expense Allowance is not intended to, nor should be construed to, waive any of the terms and conditions set forth in this Section 2.

You have previously been granted restricted stock units (the “RSU”) of the Company, pursuant to the terms and conditions described in a restricted stock unit award grant notice and award agreement (the “RSU Agreement”) dated March 1, 2017, covering 250,000 shares (the “RSU Shares”) of common stock of the Company (the “2017 RSU”), and options (“Options”) to purchase 1,453,904 shares of the Company, pursuant to the terms and conditions of stock option agreements entered into by and between you and the Company (each, an “Option Agreement”), with the RSUs and Options granted pursuant to the Company’s 2009 Equity Incentive Plan (the “Plan”). As of the Last Day of Employment, all such Options have vested in accordance with the terms and conditions of the Option Agreements (the “Vested Options”). You hereby understand, acknowledge and agree that as of the Last Day of Employment, the Vested Options will remain outstanding and exercisable for a period of (i) one year following the Last Day of Employment, or (ii) if earlier, the expiration of the 10-year term of the Vested Option as stated in the applicable Option Agreement, subject to the terms and conditions of the Option Agreement and the Plan.

The Company agrees that effective as of the Last Day of Employment and subject to the last sentence of this paragraph, the RSU shall fully vest. The RSU will be settled and paid in whole RSU Shares no later than five (5) business days after the date on which the Separation Payment is made. As provided in the RSU Agreement, you are responsible for Tax-Related Items (as defined in the RSU Agreement) which the Company determines must be withheld and paid with respect to the vesting of the RSU and issuance of the RSU Shares following vesting. Accordingly, you authorize the Company to withhold and deduct from the Separation Payment an amount equal to such Tax-Related Items as determined by the Company. You agree and acknowledge that until such time as you have not been an “affiliate” of the Company (as defined in Rule 144 of the Securities Act of 1933, as amended (“Rule 144”) for at least three months preceding the date of any sale of RSU Shares or any shares that you may acquire upon exercise of your Options (“Option Shares”), any sale of RSU Shares or Option Shares must be effected in compliance with Rule 144. In addition, you agree and acknowledge that even after your Last Day of Employment, you must comply with applicable securities laws and the Company’s insider trading policy concerning prohibitions on trading in Company securities while in possession of material nonpublic information, and you acknowledge that the Company is currently in a quarterly closed blackout period until the close of trading on the second full trading day after the Company’s filing of its next Quarterly Report on Form 10-Q. Other than with respect to the Vested Options and the RSU, you do not have any other rights or entitlements with respect any compensatory equity award or other equity ownership interest in the Company or any of its affiliates. Notwithstanding the foregoing, the acceleration and vesting of the RSU, as set forth in this paragraph, is conditioned upon your timely execution and non-revocation of this Agreement, and in the event you do not execute and/or revoke your consent to this Agreement, you shall have no right or entitlement to the accelerated vesting of the RSU as set forth in this paragraph.

3.            COBRA. You may be able to continue your health benefits under the Company’s health plan, at your own expense, pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”). You will receive additional information regarding COBRA under separate cover. In further consideration for your signing and not revoking this Agreement, in the event that you timely elect COBRA continuation coverage by completing and returning the applicable COBRA election notice that has been or will be provided following the Last Day of Employment, the Company will pay the same portion of premiums for such coverage that it pays for similarly-situated employees for the same level of group medical coverage, as in effect as of the Last Day of Employment, for the period from the Last Day of Employment through the earliest of: (i) eighteen (18) months after the Last Day of Employment; (ii) the date you become eligible for group medical care coverage through other employment; or (iii) the end of your eligibility under COBRA for continuation coverage for medical care. No COBRA payment will be made or be payable directly to you. You agree to notify the Company promptly if you become eligible for group medical care coverage through another employer. You also agree to respond promptly and fully to any reasonable written requests for information (email to suffice) by the Company concerning his eligibility for such coverage. Notwithstanding the foregoing, if the Company’s making COBRA premium payments under this section of this Agreement would violate the nondiscrimination rules applicable to non-grandfathered plans under the Patient Protection and Affordable Care Act of 2010, as amended or replaced (the “Affordable Care Act”), or result in the imposition of penalties under the Affordable Care Act (or any similar statute) and the related regulations and guidance promulgated thereunder, the parties agree to reform this section of the offer in a manner as is necessary to comply with the Affordable Care Act.

4.           Consideration. You acknowledge: (i) the sufficiency of the consideration set forth herein for this Agreement generally and specifically for the release of your claims; (ii) that the Company is not, in the absence of this Agreement, otherwise required to provide any such consideration to you; (iii) that such consideration is being provided to you because of your agreement to fulfill the promises and to provide the releases that are stated herein; (iv) that such consideration is in excess of any payment, benefit, or other thing of value to which you might otherwise be entitled from the Company; and (v) that you accept the consideration set forth in this Agreement as adequate and as the full, final, and complete settlement of all possible claims that you have or might have as described in the Release set forth below.

5.           No Other Payments, Benefits, or Claims. Except for the payments and benefits set forth herein, all compensation and benefits from the Company ceased or shall cease, as applicable, as of your Last Day of Employment, and no other payment or benefits shall thereafter be made or provided by the Company to you. Except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, you acknowledge that, except for the payments and benefits set forth herein, you have no entitlement, nor any right, to make any claim for any additional payments, benefits, bonuses, commissions, or compensation of any kind or nature whatsoever from the Company.

6.            Release. Except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, you hereby irrevocably and unconditionally release and forever discharge, for yourself and for your heirs, estate, spouse and child or children (if any), attorneys, representatives, heirs, executors, administrators, successors, assigns, and agents, Adamis and each of its past and present affiliates, parents, subsidiaries, related companies, co-employers, professional employer organizations, directors, employees, predecessors, and successors, and each of their respective past and present directors, officers, benefit plans, management committees, members, agents, employees, trustees, representatives, attorneys, shareholders, partners, benefit plan fiduciaries and administrators, and assigns, and all persons acting by, through, under, or in concert with any of them (collectively, the “Adamis Releasees”), from any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages, known or unknown, asserted or unasserted, suspected or not, fixed or contingent, and in law or in equity, which you now have, or may ever have had, against any of the Adamis Releasees, including but not limited to any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages concerning, relating to, predicated upon, or arising out of, directly or indirectly, your employment with the Company and/or separation therefrom.

Except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, this Release expressly includes any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages based upon any conduct occurring up to and including, or that have accrued as of, the date that you sign the Agreement (and any obligations or causes of action arising from or predicated upon such claims), including but not limited to any and all claims:

●	arising under your Employment Agreement;

●	arising under common law, including wrongful or retaliatory discharge, breach of contract, or based upon a violation of public policy;

●	sounding in tort, including fraud, conversion, libel, slander, defamation, or intentional infliction of emotional distress;

●	arising under the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Civil Rights Acts of 1866 and 1867, Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the Americans with Disabilities Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Occupational Safety and Health Act, the Genetic Information Nondiscrimination Act, the Lilly Ledbetter Fair Pay Act of 2009, the Fair Credit Reporting Act, the Family and Medical Leave Act, the Equal Pay Act of 1963, as amended, the Consolidated Omnibus Budget Reconciliation Act, the Rehabilitation Act, Section 1981 of the Civil Rights Act of 1866, the California Civil Code, the California Worker Adjustment and Retraining Notification Act, the California Fair Employment and Housing Act, the California Family Rights Act, the California Labor Code and Industrial Welfare Commission Orders, the California Constitution, the California Family Rights Act, the California Business and Professions Code, and the City of San Diego Earned Sick Leave and Minimum Wage Ordinance;

●	of discrimination, harassment, retaliation, improper wage payment, or any other unlawful employment practice under federal, state, municipal, local, or foreign law;

●	arising under any federal, state, municipal, local, or foreign law, rule, or regulation that in any way prohibits discrimination, harassment, retaliation, improper wage payment, or any other unlawful employment practice, or that is in any way related to employment and/or the separation therefrom; and

●	arising under any other federal, state, municipal, local, or foreign law, rule, or regulation, including but not limited to civil rights laws, wage-hour, wage-payment, pension, or labor laws, rules, and regulations, constitutions, ordinances, public policy, contract or tort laws, or any other action.

You also acknowledge and affirm that, except for the payments and benefits set forth herein, you have been fully paid all wages and other compensation owed to you by the Company, including all overtime wages, incentive compensation, expense reimbursement payments, equity compensation, separation compensation, severance compensation, bonuses, and commissions, and to the extent you ever claim or allege that you have not been fully paid all such wages and other compensation, you hereby waive and forfeit, through this Release, your entitlement to any and all such wages and other compensation, except as set forth in Section 22 (Indemnification and Advancement of Expenses). To the extent any other compensation and/or benefits other than under this Agreement may exist or be claimed to exist for or by you, this Agreement and the consideration hereunder expressly are agreed to and shall constitute an accord and satisfaction of any and all such claims and/or obligations. In addition, you also acknowledge and affirm that, as of the date of your execution of this Agreement, you have been afforded all required periods of family, medical, and other leave, as well as any right to reinstatement upon conclusion of any leave taken. You further acknowledge and affirm that you have no known workplace injuries or occupational diseases.

Except as provided for in and subject to of this Agreement, you further acknowledge and understand that you are waiving any right you may have to sue any of the Adamis Releasees for any of the claims you have released, or to receive any compensation, recovery, monetary relief, damages, settlement, or other individual relief arising as a result of any action, claim, lawsuit, grievance, complaint, or proceeding commenced by anyone else against any of the Adamis Releasees.

You represent and warrant that you have not, either individually or on a collective basis, commenced, maintained, or prosecuted, in any action, claim, lawsuit, grievance, complaint, or proceeding of any kind against any of the Adamis Releasees in any court or arbitral forum, or before any administrative or investigative body or agency. Further, to the extent that you have, and except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, you agree that you shall withdraw or dismiss, and shall undertake all measures necessary to effectuate the withdrawal or dismissal of, any such action, claim, lawsuit, grievance, complaint, or proceeding, with prejudice, within five (5) business days following your receipt of the Separation Payment. In the event that you are unable to unilaterally withdraw or dismiss any such action, claim, lawsuit, grievance, complaint, or proceeding, you represent and warrant that you shall request, to the fullest possible extent, the withdrawal or dismissal with prejudice of such action, claim, lawsuit, grievance, complaint, or proceeding. In the event that any action, claim, lawsuit, grievance, complaint, or proceeding is commenced by you or on your behalf, you hereby waive any right to compensation, recovery, monetary relief, damages, settlement, or other individual relief.

In a like manner, the Company releases you from any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages, known or unknown, asserted or unasserted, suspected or not, fixed or contingent, and in law or in equity, which the Company now has, or may ever have had, against you, including but not limited to any and all actions, complaints, rights, claims, charges, causes of action, liabilities, costs, and damages concerning, relating to, predicated upon, or arising out of, directly or indirectly, your employment with the Company and/or separation therefrom.

Except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, the parties expressly acknowledge that this Agreement is also intended to include in its effect, without limitation, any and all claims which the parties do not know of or suspect may exist in their favor at the time of execution of this Agreement, and that this Agreement will also extinguish any such claim.

Civil Code Section 1542. It is understood and agreed that this is a full, complete and final general release of any and all claims described as aforesaid, and that you agree that it shall apply to all unknown, unanticipated, unsuspected and undisclosed claims, demands, liabilities, actions or causes of action, in law, equity or otherwise, as well as those which are now known, anticipated, suspected or disclosed. This release includes a release under § 1542 of the Civil Code of the State of California. Section 1542 reads as follows:

A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.

The parties hereby expressly waive and relinquish all rights and benefits under Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to the releases granted in this Agreement.

Notwithstanding the foregoing, by entering into this Agreement, you and the Company are not releasing claims that may not be waived or released as a matter of law, including but not necessarily limited to any claims for enforcement of this Agreement, claims that arise after the date that you and the Company sign the Agreement, or any rights or claims you may have to receive workers’ compensation or unemployment insurance benefits or under Labor Code Section 2802. Further, nothing in this Agreement shall prevent you (or your attorneys) from exercising your rights under the Older Workers Benefit Protection Act to challenge the validity of your above waiver of claims under the Age Discrimination in Employment Act of 1967, nor does this Agreement impose any condition precedent, penalties, or costs for doing so, unless specifically authorized by applicable law.

7.           Retention of Rights Regarding Government Agencies. Nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability, under federal, state, or local law, to file or initiate a charge, claim, or complaint of discrimination, or any other unlawful employment practice, that cannot legally be waived, or to communicate, with any federal, state, or local government agency charged with the enforcement and/or investigation of claims of unlawful conduct, including but not necessarily limited to the California Department of Fair Housing and Employment or the U.S. Equal Employment Opportunity Commission and any other state or city fair employment practices agency. Further, nothing in this Agreement is intended to, or shall, limit or interfere, in any way, with your right or ability to participate in or cooperate with any investigation or proceeding conducted by any such agency, including without limitation the Department of Justice. Further, nothing in this Agreement shall be construed as, or shall interfere with, abridge, limit, restrain, or restrict your (or your attorney’s) right, without prior authorization from or notification to the Company, to engage in any activity or conduct protected by Section 7 (Retention of Rights Regarding Government Agencies) or any other provision of the National Labor Relations Act; to report possible violations of federal, state, or local law or regulation to any government agency or entity, including but not limited, to the extent applicable, to the U.S. Department of Labor, the Department of Justice, the Securities and Exchange Commission (the “SEC”), the Congress, and/or any agency Inspector General, or make other disclosures that are protected under the whistleblower provisions of federal, state, or local law or regulation; or to communicate directly with, respond to any inquiry from, or provide testimony before, to the extent applicable, the SEC, the Financial Industry Regulatory Authority, any other self-regulatory organization, or any other federal, state, or local regulatory authority, regarding this Agreement or its underlying facts or circumstances. You and the Company acknowledge and agree that your right and ability to engage and participate in the activities described in this paragraph shall not be limited or abridged, in any way, by any term, condition, or provision of, or obligation imposed by, this Agreement, including but not limited to the confidentiality and non-disparagement clauses. You and the Company further acknowledge and agree that nothing in this Agreement is intended to deter you from engaging or participating in any of the activities described in this paragraph. To the extent that any term or condition of this Agreement is inconsistent with this paragraph of the Agreement, this paragraph shall supersede and invalidate such term or condition to the extent necessary to ensure that your rights under federal, state, and local law are fully protected and guaranteed. Notwithstanding the foregoing, you understand that the waivers and releases in this Agreement shall be construed and enforced to the maximum extent permitted by law.

However, you also understand and acknowledge that, by signing this Agreement, you have completely waived your right to receive any individual relief, including monetary damages, in connection with any such claim, charge, complaint, investigation, or proceeding, and if you are awarded individual relief and/or monetary damages in connection therewith, you hereby unconditionally assign to the Company, and agree to undertake any and all measures necessary to effectuate such assignment of, any right or interest you may have to receive such individual relief and/or monetary damages. Notwithstanding the foregoing, this Agreement does not limit your right to receive an award for information provided to the SEC.

In addition, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to your attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

8.           Return of Company Property; Expenses. Without limitation of any of your obligations set forth in any agreements or documents, or sections thereof, that survive the execution of this Agreement, you agree that, prior to your execution of this Agreement, you have returned all of the Company’s property and equipment in your possession or under your control, including but not limited to any and all computers, laptops, computer hardware or software, blackberrys, cell phones, iPhones, iPads, credit cards, keys, manuals, notebooks, financial statements, reports, passwords, company ID’s, and any other property of the Company, including any and all copies of Company documents, materials, and information not specifically addressed and relating to you.

You must also immediately submit to the Company any and all outstanding business expenses you incurred on or before the Last Day of Employment for reconciliation and reimbursement in accordance with the Company’s customary procedures and Section 3(h) of your Employment Agreement.

9.           Legal Representation. You acknowledge and represent that you have had ample opportunity to receive the advice of independent legal counsel prior to the execution of this Agreement – and the Company hereby advises you to do so – and ample opportunity to receive an explanation from such legal counsel of the legal nature and effect of this Agreement, that you have fully exercised that opportunity to the extent you desired, and that you fully understand the terms and provisions of this Agreement, including but not limited to Sections 11 and 12, as well as its nature and effect. You further acknowledge and represent that you are entering into this Agreement completely freely and voluntarily.

10.         No Admission of Liability. Nothing contained in this Agreement, nor the fact that the Company has signed this Agreement, shall be considered an admission of any liability or wrongdoing whatsoever by you or any of the Adamis Releasees.

11.         Confidentiality; Works for Hire; Confidential Information.

a.        Confidentiality. Except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, you agree that you will not disclose, disseminate, or publicize, or cause or permit to be disclosed, disseminated, or publicized, directly or indirectly, specifically or generally, to any person, corporation, association, governmental agency, or other entity, (1) the amount of this Agreement, (2) any non-public information regarding your employment with the Company, except that such information may be disclosed: (a) to your accountant, attorneys, domestic partner, and/or spouse, provided that, to the maximum extent permitted by applicable law, rule, code, or regulation, they agree to maintain the confidentiality of the Agreement; (b) to the extent necessary to report income to appropriate taxing authorities; (c) in response to an order of a court of competent jurisdiction or a subpoena issued under authority thereof; (d) in response to any subpoena issued by a state or federal governmental agency; or (e) as otherwise required by law. To the extent that you are subpoenaed by any person or entity (including but not limited to any government agency) to give testimony or produce documents (in a deposition, court proceeding, or otherwise) which in any way relates to your employment by the Company and/or any of the Adamis Releasees and/or this Agreement, you will, except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, give prompt notice of such request to Kevin Kelso of Weintraub Tobin, 400 Capitol Mall, 11th Floor, Sacramento, CA 95814. Nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

The parties acknowledge and agree that the Company has certain disclosure and filing obligations under federal securities laws and other applicable law. As such, the parties further acknowledge and agree that the Company may disclose this Agreement and its terms, and may file this Agreement as an exhibit to its reports and other filings with the SEC, as it determines in good faith is necessary or appropriate under federal securities laws or other applicable law.

b.        Intellectual Property. As it is used in this Section 11 of the Agreement, the term “Intellectual Property” means all discoveries, procedures, designs, creations, developments, improvements, methods, techniques, practices, methodologies, data models, databases, scripts, know-how, processes, algorithms, application program interfaces, software programs, software source documents and training manuals, codes, formulae, works of authorship, mask-works, reports, memoranda, ideas, inventions, customer lists, business and/or financial information, and contributions of any kind, whether or not they are patentable, registrable, or protectable under federal or state patent, copyright, or trade secret laws, or similar statutes, or protectable under common-law principles, and regardless of their form or state of development, that are made, conceived, generated, or reduced to practice, in whole or in part, either alone or jointly with others, or while you served as an officer, director, employee, or consultant of, or in any other capacity with, the Company. Notwithstanding anything else in this Agreement, and as it used in this Section 11, the term “Intellectual Property” excludes any software program, application program interface, equipment, supplies, resources, facilities, data, products, information, materials, or trade secrets used by the Company, and which was developed entirely on your own time, unless said Intellectual Property: (i) relates to the Company’s business or potential business; or (ii) results from tasks assigned to you by the Company or from work performed by you for the Company.

All Intellectual Property is exclusively the property of the Company and will belong solely to the Company from conception. You acknowledge and agree that you have disclosed, and will disclose, in writing, in full detail to persons authorized by the Company, all Intellectual Property which you conceived, created, made, or developed during your employment with the Company and for a period of one (1) year immediately following the end of your employment with the Company, which relate either to your work assignment with the Company, or the trade secrets, confidential or proprietary information, business, or potential business of the Company, for the purpose of determining the Company’s rights in such Intellectual Property. You agree that you will not file any patent application, or other application seeking intellectual property rights relating to any such Intellectual Property without the prior written consent of the Company. If you do not prove that you conceived or made the Intellectual Property entirely after leaving the Company’s employment, the Intellectual Property is presumed to have been conceived or made during the period of time you were employed by the Company, and you agree to assign said Intellectual Property to the Company.

The Company shall be the sole owner of all issued patents, pending patent applications, before any relevant authority worldwide (including any additions, continuations, continuation-in-part, divisional, reissue, reexaminations, renewals or extensions based thereon), copyrights and other works of authorship, domain names, trade secrets, trademarks, service marks, and all other intellectual property or other rights (collectively, the “Proprietary Rights”) in connection with all Intellectual Property in the United States and/or in any other country. You further acknowledge and agree that such Intellectual Property and other works of authorship shall be deemed “works made for hire” as defined in the U.S. Copyright Law, 17 U.S.C. § 101 et seq. (as amended), and were prepared by you within the scope of your employment with the Company, for purposes of the Company’s rights under copyright laws, and are owned by the Company. To the extent that title to any Intellectual Property or any materials comprising or including any Intellectual Property, e.g., derivative work, including all Proprietary Rights embodied therein, does not, by operation of law, vest in the Company, or is not considered “works made for hire,” you hereby irrevocably assign to the Company all of his rights, title and interest to that Intellectual Property, including all Proprietary Rights embodied therein, free of all encumbrances and restrictions. You agree to cooperate, and take any action, including signing whatever written documents of assignment the Company deems reasonably necessary, to formally evidence your irrevocable assignment to the Company of any Intellectual Property and all related Proprietary Rights, and, upon the Company’s request, you shall deliver to the Company any documents which the Company deems necessary to effect the transfer or prosecution of rights for all Intellectual Property and Proprietary Rights in the United States and/or in any other country. You agree to cooperate and assist the Company in obtaining, maintaining and renewing patent, copyright, trademark and other appropriate protection for any Intellectual Property, in the United States and in any other country, at the Company’s expense. In the event that the Company is unable, after reasonable effort, to secure your signature on any document or documents needed to apply for or prosecute any patent, copyright, domain name, trademark, or other right or protection relating to Intellectual Property, for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such application or applications, and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, domain names, trademarks, or similar protections thereon with the same legal force and effect as if executed by you. With respect to Intellectual Property owned by the Company, you hereby waive all rights of publicity, moral rights or droit morale, and agrees not to enforce or permit others to enforce such rights against the Company or its successors in interest.

You acknowledge and agree that you have completely identified (without disclosing any trade secret, proprietary or other confidential information) Intellectual Property you conceived or made before your employment with the Company in which you have an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time you sign this Agreement. If you become aware of any projected or actual use of any such Intellectual Property by the Company, you will promptly notify the Company in writing of said use. Except as to the Intellectual Property described in the first sentence of this paragraph, you will not assert any rights against the Company with respect to any Intellectual Property made before your employment with the Company.

California Labor Code Section 2870. Employment Agreements; Assignment of Rights:

(a)       Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer's equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)       Relate at the time of conception or reduction to practice of the invention to the employer's business, or actual or demonstrably anticipated research or development of the employer; or

(2)       Result from any work performed by the employee for the employer.

(b)       To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

No assignment in this Agreement shall extend to INVENTIONS, the assignment of which is prohibited by California Labor Code Section 2870 (as described above).

c.        Confidential Information. You acknowledge that during your employment with the Company, and by the nature of your duties and obligations thereto, you have come into close contact with confidential information of the Company and its subsidiaries, affiliates, and/or other related entities, as applicable, including but not limited to: trade secrets, know-how, Intellectual Property (as that term is defined above), business plans, client/customer lists, pricing, sales and marketing information, products, research, algorithms, market intelligence, services, technologies, concepts, methods, sources, methods of doing business, patterns, processes, compounds, formulae, programs, devices, tools, compilations of information, development, manufacturing, purchasing, engineering, computer programs (whether in source code or object code), theories, techniques, procedures, strategies, systems, designs, works of art, the identity of and any information concerning affiliates or customers, or potential customers, information received from others that the Company is obligated to treat as confidential or proprietary, and any other technical, operating, non-public financial, and other business information that has commercial value, whether relating to the Company, its business, potential business, or operations, or the business of any of the Company’s affiliates, subsidiaries, related entities, clients, customers, suppliers, vendors, licensees, or licensors, that you may have developed or of which you may have acquired knowledge during your employment with the Company, or from your colleagues while working for the Company, and all other business affairs, methods, and information not readily available to the public (collectively, “Confidential Information”). Confidential Information does not include: (i) your general skills and experience; (ii) information that was lawfully in your possession prior to his employment with the Company (other than through breach by a third party of any confidentiality obligation to the Company); (iii) information that is or becomes publicly available without any direct or indirect act or omission on your part; (iv) information that is required to be disclosed pursuant to any applicable law, regulation, judicial or administrative order or decree, or request by other regulatory organization having authority pursuant to the law; provided, however, that, except as set forth in and subject to this Agreement, you shall first have given reasonable notice to the Company prior to making such disclosure; or (v) information that is generally known within the industries or trades in which the Company transacts business.

You acknowledge and agree that each and every part of the Company’s Confidential Information: (a) has been developed by the Company at significant effort and expense; (b) is sufficiently secret to derive economic value from not being generally known to other parties; (c) is proprietary to and a trade secret of the Company and, as such, is a valuable, special, and unique asset of the Company; and (d) constitutes a protectable business interest of the Company. You further acknowledge and agree that any unauthorized use or disclosure of any Confidential Information by you will cause irreparable harm and loss to the Company. You acknowledge and agree that the Company owns the Confidential Information. You agree not to dispute, contest, or deny any such ownership rights.

In recognition of the foregoing, and except as set forth elsewhere in this Agreement, you covenant and agree as follows: (i) you have not used and will not use Confidential Information, directly or indirectly, at any time during or after your employment with the Company, for your personal benefit, for the benefit of any other person or entity, or in any manner adverse to the interests of the Company; (ii) you will keep secret all Confidential Information and will not make use of, divulge, or otherwise disclose Confidential Information, directly or indirectly, to anyone outside of the Company, except with the Company’s prior written consent; (iii) you will take all necessary and reasonable steps to protect Confidential Information from being disclosed to anyone within the Company who does not have a need to know the information and to anyone outside of the Company, except with the Company’s prior written consent; and, (iv) you shall return to the Company within three (3) business days after your separation date any and all Confidential Information in your possession, custody, or control, including but not limited to all memoranda, notes, records, plans, reports, forecast, marketing information, financial records and information, employee or contractor records and files, client lists, training materials, trade secrets, and all other documents (and all copies thereof), whether in electronic or hard copy form, which you obtained while employed by the Company or otherwise serving or acting on behalf of the Company, or which you may then possess or have under your control.

Except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, you acknowledge and agree that your obligations under this Section 11(c) of the Agreement shall remain in effect forever. In addition, you shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, in the event that you file a lawsuit for retaliation by the Company for reporting a suspected violation of law, you may disclose the trade secret to his attorney and use the trade secret information in the court proceeding, if you: (A) file any document containing the trade secret under seal; and (B) do not disclose the trade secret, except pursuant to court order.

You agree that it would be difficult to measure any damages caused to the Company which might result from any breach by you of the covenants and agreements set forth in Sections 11(b) and 11(c) of this Agreement, and that in any event money damages would be an inadequate remedy for any such breach. Accordingly, and notwithstanding any other provision of this Agreement, you agree that if you breach, or the Company reasonably believes that you are likely to breach, Sections 11(b) and/or 11(c) of this Agreement, the Company shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach, without showing or proving any actual damage to the Company. Any award or relief to the Company may, in the discretion of the court, include the Company’s costs and expenses of enforcement (including reasonable attorneys’ fees, court costs, and expenses). Nothing contained in this Section 11 of the Agreement or in any other provision of the Agreement shall restrict or limit in any manner the Company’s right to seek and obtain any form of relief, legal or equitable, and shall not waive the Company’s right to any other relief related to any dispute arising out of this Agreement or related to your employment with the Company.

The parties acknowledge and agree that this Section 11 of the Agreement shall be in addition to, and shall not be considered or construed as superseding or in conflict with, any other obligation, whether contractual or otherwise, that you owe or may owe to the Company. For the avoidance of doubt, the parties further acknowledge and agree that this Section 11 is subject to the terms, conditions, and exceptions set forth in Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement.

12.          Non-Disparagement. Except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, you agree that you will not make any false, negative, or disparaging comments about, and will refrain from directly or indirectly making any comments or engaging in publicity or any other action or activity which reflects adversely upon, the Company or any of the Adamis Releasees. This Non-Disparagement provision applies to comments made verbally, in writing, electronically, or by any other means, including but not limited to blogs, postings, message boards, texts, video, or audio files, and all other forms of communication. For the avoidance of doubt, nothing in this agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.

The Company agrees to instruct all current officers and directors to not make any false, negative, or disparaging comments about, and to refrain from directly or indirectly making any comments or engaging in negative publicity or any other action or activity which reflects adversely upon, you. This Non-Disparagement provision applies to comments made verbally, in writing, electronically, or by any other means, including but not limited to blogs, postings, message boards, texts, video, or audio files, and all other forms of communication. Notwithstanding the foregoing, nothing in this Agreement shall prevent such individuals from making truthful statements (including with regards to the terms of this Agreement) as is reasonably necessary in the ordinary course of business, or as shall be required under applicable law, subpoena, or the like, or as shall be permitted hereunder and to enforce or effectuate the terms of this Agreement.

The parties acknowledge and agree that this Section 12 of the Agreement shall be in addition to, and shall not be considered or construed as superseding or in conflict with, any other obligation, whether contractual or otherwise, that you owe or may owe to the Company. For the avoidance of doubt, the parties further acknowledge and agree that this Section 12 is subject to the terms, conditions, and exceptions set forth in Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement.

13.          Cooperation. Except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, you agree that you will cooperate with the Company regarding any investigation, or the defense or prosecution of any claims, proceedings, arbitrations, or actions now pending or in existence, or which may be brought in the future, against or on behalf of the Company, which relate to events or occurrences that transpired during your employment with the Company. Your cooperation shall include, but not necessarily be limited to: (i) attending meetings with and truthfully answering questions posed by representatives and/or attorneys of the Company; (ii) providing or producing documents relevant to such claim, proceeding, arbitration, or action, as applicable, to the extent that such documents are in your possession, custody, or control and as may be requested, from time to time, by representatives and/or attorneys of the Company; (iii) executing truthful and complete declarations or affidavits; and (iv) appearing as a witness at depositions, trials, arbitration hearings, or other proceedings without the necessity of a subpoena and testifying truthfully and completely. The Company agrees to reimburse you for all of your reasonable, out-of-pocket expenses associated with such cooperation, including reasonable travel expenses, in accordance with any applicable Company policy as in effect from time to time, so long as you provide advance written notice of your request for reimbursement and provide satisfactory documentation of the expenses. Nothing in this provision shall be construed or applied so as to obligate you to violate any law or legal obligation. Nothing herein is intended to unduly interfere with your other business or personal activities, and the Company shall use reasonable efforts to ensure any cooperation requested thereby does not unduly interfere with any subsequent employment and, to the extent that such cooperation does unreasonably interfere with your subsequent employment, it will be requested only if, upon a good faith determination by the Company, it is reasonably necessary.

14.         Professional References. As it relates to your procurement from Adamis of a professional reference, Adamis agrees to provide neutral references upon request, which is to only provide dates of employment and job title(s).

15.         No Reemployment. The parties acknowledge and agree that you will not apply for or seek employment or reemployment, as applicable, with the Company or any of its respective parents, partners, affiliates, subsidiaries, related entities, employees, successors, or assigns, now or ever in the future. You acknowledge and agree that none of these entities or individuals will ever be obligated to employ or reemploy you. You further acknowledge and agree that the denial or rejection of any employment or other application or inquiry that you may submit to the Company or any of its respective parents, partners, affiliates, subsidiaries, related entities, employees, successors, or assigns, is expected and permissible, and is not and will not be considered discriminatory, retaliatory, or a breach of any other duty that may be owed to you by the Company or any of the Adamis Releasees.

16.         Entire Agreement; Modification. You and the Company understand, covenant, and agree that, except as expressly set forth herein: (i) this Agreement constitutes the full, complete, and exclusive agreement between you and the Company relating to the matters covered by this Agreement; (ii) there are no other agreements, understandings, covenants, promises, or arrangements between you and the Company relating to the matters covered by this Agreement; (iii) this Agreement supersedes and cancels any and all other agreements, offers, offer letters, understandings, covenants, promises, and arrangements, whether oral or in writing, or express or implied, between you and the Company and/or its employees, agents, or representatives; (iv) in entering into and performing under this Agreement, no party has relied upon any promises or statements except as set forth herein; and (v) this Agreement is binding upon all parties, and their respective heirs, executors, administrators, successors, and assigns.

The parties acknowledge and agree that no modification of this Agreement shall be valid or binding except through a writing personally executed by you and a duly-authorized representative of the Company, which writing must reference and attach a copy of this Agreement to be effective. Neither e-mail correspondence, text messages, nor any other electronic communications shall constitute a writing for the purposes of this provision of the Agreement.

17.         Construction. The parties acknowledge and agree that this Agreement is the product of negotiations between you and the Company, and that the language of this Agreement shall not be presumptively construed either in favor of or against any of the parties.

18.         Waiver. No waiver of any of the provisions of this Agreement shall be deemed, or shall constitute, a waiver of any other provision, whether or not similar. No waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party charged with the waiver.

19.         Severability. Should any provision of this Agreement be declared illegal or unenforceable by any court, administrative agency, arbitrator, or other entity, the parties agree that said court, administrative agency, arbitrator, or other entity shall possess full discretion to interpret or modify all such provisions to the minimum extent necessary to be declared enforceable. If such interpretation or modification is not possible, such provision shall immediately become null and void, leaving the remainder of the Agreement in full force and effect. However, in the event a court, administrative agency, arbitrator, or other entity finds the release set forth above to be illegal, void, or unenforceable, you agree, at the Company’s option, to execute a release, waiver, and/or covenant that is legal and enforceable to effectuate the terms of this Agreement.

20.         Successors and Assigns. This Agreement shall not be assignable by you, but shall be binding upon you and upon your heirs, administrators, representatives, executors, and successors. This Agreement shall be freely assignable by the Company without restriction and, without limitation of the foregoing, shall be deemed automatically assigned by the Company with your consent in the event of any sale, merger, share exchange, consolidation, or other business reorganization. This Agreement shall inure to the benefit of the Company, the Adamis Releasees, and their successors and assigns.

21.         Fees and Costs. You and the Company agree that, in the event of litigation or arbitration relating to this Agreement or its subject matter, the prevailing party shall be entitled to its reasonable attorneys’ fees and costs.

22.         Indemnification and Advancement of Expenses. Notwithstanding anything in this Agreement to the contrary, the Company acknowledges and agrees that you remain eligible for indemnification and the advance of expenses in connection with legal proceedings in accordance with any applicable plan, program, agreement, or arrangement of the Company (including but not limited to the Company’s Bylaws, the Indemnity Agreement entered into by and between you and the Company, applicable laws, and/or coverage or defense under any directors and officers liability insurance policy, if and as applicable.

23.         Governing Law; Arbitration. This Agreement shall in all respects be interpreted, enforced, and governed by and in accordance with the internal substantive laws (and not the laws of choice of laws) of the State of California. Except in the event that injunctive or other equitable relief is sought by the Company to enforce the terms and conditions of this Agreement (for which the Company may proceed in any court of competent jurisdiction), any dispute arising out of or concerning this Agreement, including without limitation, the interpretation, enforcement, or performance of this Agreement, shall be heard through binding, confidential arbitration before a single arbitrator held in San Diego, California and conducted by the American Arbitration Association (“AAA”), under its then-existing rules and procedures. The parties shall be entitled to conduct adequate discovery, and they may obtain all remedies available to the parties as if the matter had been tried in court. The arbitrator shall issue a written decision which specifies the findings of fact and conclusions of law on which the arbitrator's decision is based. Judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. Unless a different allocation is required by law, the parties shall each pay one-half of all fees and costs of the arbitration. Punitive damages shall not be awarded. Unless otherwise required by law, the arbitrator will award reasonable expenses (including reimbursement of the assigned arbitration costs) to the prevailing party. Nothing in this section or in this Agreement is intended to prevent either you or the Company from obtaining injunctive relief in a court of competent jurisdiction to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the above, both you and the Company retain the right to seek or obtain, and shall not be prohibited, limited or in any other way restricted from seeking or obtaining, equitable relief from a court having jurisdiction over any disputes or claims relating to or arising out of the misuse or misappropriation of the Company's intellectual property.

24.         Further Action. Each party agrees to execute all such further and additional documents and instruments, as shall be necessary or expedient to carry out the provisions of this Agreement, and shall promptly and in good faith undertake all reasonable acts to effectuate the provisions of this Agreement.

25.         Section Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

26.         Taxes. The parties acknowledge and agree that each party shall be responsible for his, her, or its own taxes, assessments, interest, and penalties determined to be due by any federal, state, or local government agency or other tax authority, court, or tribunal, in connection with any payment or payments made pursuant to this Agreement, including but not limited to any federal, state, and local income tax withholding, Social Security and Medicare taxes and any other applicable payroll taxes. Furthermore, you agree that you shall protect, indemnify, defend, and hold harmless the Company from and against any and all liability, claims, or audits for any federal, state and local taxes, including but not limited to income tax withholding, Social Security and Medicare taxes and any other employment related taxes, assessments, and any interest, and/or penalties imposed thereon, with respect to any payment or payments made pursuant to this Agreement, and shall reimburse the Company for all legal fees incurred in defending against such liability, claims, or audits. Upon request, you shall provide Adamis with proof that any payment or payments made pursuant to this Agreement have been properly reported to any applicable federal, state, or local government agency or other tax authority, court, or tribunal, and that all taxes, assessments, interest, and penalties determined to be due have been timely paid. You covenant that you have not relied upon the Company, or any representative or agent thereof, for advice regarding any tax liabilities or tax consequences.

27.          Section 409A. Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payment of the termination benefits either (i) shall be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), and the regulations promulgated thereunder, or (ii) shall comply with the requirements of such provision (including the exceptions for short-term deferrals, separation pay arrangements, reimbursements, and in-kind distributions.) In addition, each payment shall be considered a separate payment for purposes of Section 409A. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to you in connection with your termination of employment is determined to constitute "nonqualified deferred compensation" within the meaning of Section 409A and you are determined to be a "specified employee" as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date following the six-month anniversary of the Last Day of Employment or, if earlier, on your death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to you in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

28.          ADEA/OWBPA. The general release contained herein specifically includes a waiver and release of all claims which you have or may have under the Age Discrimination in Employment Act, as amended, 29 U.S.C. Sections 621, et seq. (“ADEA”), based on your employment, the separation from that employment, or any event, transaction, occurrence, act or omission occurring on or before the date on which you execute this Agreement. To satisfy the requirements of the Older Workers’ Benefit Protection Act (“OWBPA”), 29 U.S.C. Section 626(f), the parties agree as follows:

A.	You acknowledge that you have read and understand the terms of this Agreement.

B.	You acknowledge that you have been advised to consult with an attorney, if desired, concerning this Agreement and has received all advice you deem necessary concerning this Agreement.

C.	You acknowledge that pursuant to Section 28 below, you have been given twenty-one (21) days from receipt of this Agreement to consider whether or not to enter into this Agreement and has taken as much of this time as necessary to consider whether to enter into this Agreement. The parties agree that any changes to the Agreement, whether material or immaterial, do not restart this twenty-one (21) day consideration period.

D.	You acknowledge you have a revocation period, as set forth in Section 29 below.

E.	You understand the release contained herein does not waive any rights or claims that you may have under the ADEA which may arise after the date sign this Agreement.

29.          Consideration Period. You have a period of twenty-one (21) calendar days from the date on which you receive this Agreement, to consider this Agreement before signing it (the “Consideration Period”). You may use as much of the Consideration Period as you wish before signing this Agreement, and any material or immaterial changes to the Agreement will not restart the running of the Consideration Period. If the last day of the Consideration Period falls on a Saturday, Sunday, or holiday, then the last day of the Consideration Period shall be deemed to be the next business day. In the event that you do not sign this Agreement prior to the expiration of the Consideration Period (and/or you do not return the signed Agreement to the Company by the first business day following the expiration of the Consideration Period), this Agreement will expire and be rendered null, void, and unenforceable, and you will not be entitled to receive the Separation Payment or any other consideration described herein. Notwithstanding anything to the contrary herein, this Agreement shall not be effective or enforceable unless it is signed by a duly-authorized representative of the Company.

30.          Revocation Period. You may revoke your consent to this Agreement for a period of seven (7) calendar days following your signing of this Agreement (the “Revocation Period”). The parties agree that such revocation shall be effective only if an originally executed written notice of revocation is delivered to Weintraub Tobin, 400 Capitol Mall, 11th Floor, Sacramento, CA 95814, Attention: Kevin Kelso, on or before the seventh calendar day after the date you execute this Agreement. If the last day of the Revocation Period falls on a Saturday, Sunday, or holiday, then the last day of the Revocation Period shall be deemed to be the next business day. This Agreement does not become effective or enforceable until the Revocation Period has expired (without revocation), at which time the Agreement becomes forever binding and fully effective and enforceable. In the event that you revoke this Agreement prior to the expiration of the Revocation Period, this Agreement will be rendered null, void, and unenforceable, and you will not be entitled to receive the Separation Payment or any other consideration described herein.

31.          Voluntary Agreement. You acknowledge that you are entering into this Agreement voluntarily and that you have read and understand the provisions of this Agreement, including but not limited to Sections 11 and 12. You further acknowledge and understand that, except as provided for in and subject to Section 7 (Retention of Rights Regarding Government Agencies) of this Agreement, this Agreement contains a full and final release of all of your claims against the Company and the Adamis Releasees, as described above. You have the right to consult with an attorney. The Company hereby advises you, again, to consult with an attorney of your choice before signing this Agreement.

32.          Counterparts. This Agreement may be executed in one or more counterparts or multiple originals, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument or document. The parties agree that facsimile and electronic signatures shall have the same force and effect as originals thereof.

[Signature Page Follows]

Please acknowledge your understanding and acceptance of this Agreement by signing below and returning it to me by no later than the first business day following the expiration of the Consideration Period.

Sincerely,

/s/ Richard C. Williams
Richard C. Williams
Chairman
Adamis Pharmaceuticals Audit Committee

ACKNOWLEDGED AND AGREED:

/s/ Dennis J. Carlo, Ph.D.
Signature

Dennis J. Carlo, Ph.D.
Name

Dated: May 18, 2022

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